Exhibit 5.1

SIDLEY AUSTIN LLP 1000 LOUISIANA STREET SUITE 6000 HOUSTON, TX 77002 (713) 495 4500 (713) 495 7799 FAX	BEIJING BRUSSELS CHICAGO DALLAS FRANKFURT GENEVA HONG KONG HOUSTON LONDON	LOS ANGELES NEW YORK PALO ALTO SAN FRANCISCO SHANGHAI SINGAPORE SYDNEY TOKYO WASHINGTON, D.C.
FOUNDED 1866

April 24, 2013

EPL Oil & Gas, Inc.

201 St. Charles Avenue, Suite 3400

New Orleans, LA 70170

Re:	8.25% Exchange Notes Due 2018

Ladies and Gentlemen:

We refer to the Registration Statement on Form S-4 (the “Registration Statement”) being filed by EPL Oil & Gas, Inc., a Delaware corporation (the “Company”), and the direct subsidiaries of the Company listed in Schedule I hereto (the “Guarantors”) with the Securities and Exchange Commission under the Securities Act of 1933 (the “Securities Act”), relating to the registration of $300,000,000 principal amount of the Company’s 8.25% Senior Notes Due 2018 (the “New Notes”) and the related guarantees of the New Notes (the “New Guarantees”) by the Guarantors, which are to be offered in exchange for an equivalent aggregate principal amount of the Company’s outstanding 8.25% Senior Notes Due 2018 (the “Old Notes”) and the related guarantees of the Old Notes (the “Old Guarantees”) by the Guarantors. The Old Notes and the Old Guarantees were issued under an Indenture dated as of October 25, 2012, as supplemented by the First Supplemental Indenture dated as of October 31, 2012 (the “2012 Indenture”), and the New Notes and the New Guarantees will be issued under an Indenture dated as of February 11, 2011, as supplemented by the Supplemental Indenture dated as of March 14, 2011, and the Second Supplemental Indenture, dated as of October 31, 2012 (the “2011 Indenture” and, together with the 2012 Indenture, the “Indentures”), among the Company, the Guarantors and U.S. Bank National Association, as trustee (the “Trustee”). We refer to each of the Guarantors identified in Schedule I as being incorporated or formed under the laws of the State of Delaware or Texas as the “Specified Guarantors.”

This opinion letter is being delivered in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.

We have examined the Registration Statement, the Indentures and the resolutions adopted by the board of directors of the Company relating to the Registration Statement, the Indentures and the issuance of Old Notes and the New Notes by the Company and the resolutions adopted by the board of directors or similar governing body of each Specified Guarantor relating to the Registration Statement, the Indentures and the issuance by such Specified Guarantor of the Old Guarantee and the New Guarantee. We have also examined originals, or copies of originals certified to our satisfaction, of such agreements, documents, certificates and statements of the

Sidley Austin (TX) LLP is a Delaware limited liability partnership doing business as Sidley Austin LLP and practicing in affiliation with other Sidley Austin partnerships.

EPL Oil & Gas, Inc.

April 24, 2013

Company and the Specified Guarantors and other corporate documents and instruments, and have examined such questions of law, as we have considered relevant and necessary as a basis for this opinion letter. We have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures, the legal capacity of all persons and the conformity with the original documents of any copies thereof submitted to us for examination. As to facts relevant to the opinions expressed herein, we have relied without independent investigation or verification upon, and assumed the accuracy and completeness of, certificates, letters and oral and written statements and representations of public officials and officers and other representatives of the Company and the Specified Guarantors.

Based on and subject to the foregoing and the other limitations and qualifications set forth herein, we are of the opinion that the New Notes will be validly issued and binding obligations of the Company and the New Guarantees by the Guarantors will be valid and binding obligations of the Guarantors when:

(i) the Registration Statement, as finally amended, shall have become effective under the Securities Act; and

(ii) the New Notes shall have been duly executed by authorized officers of the Company and authenticated by the Trustee, all in accordance with the Indentures, and shall have been duly delivered against surrender and cancellation of a like principal amount of the Old Notes in the manner described in the Registration Statement.

Our opinion is subject to bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, fraudulent transfer and other similar laws relating to or affecting creditors’ rights generally and to general equitable principles (regardless of whether considered in a proceeding in equity or at law), including concepts of commercial reasonableness, good faith and fair dealing and the possible unavailability of specific performance or injunctive relief.

With respect to each instrument or agreement referred to in or otherwise relevant to the opinions set forth herein (each, an “Instrument”), we have assumed, to the extent relevant to the opinions set forth herein, that (i) each party to such Instrument (if not a natural person) was duly organized or formed, as the case may be, and was at all relevant times and is validly existing and in good standing under the laws of its jurisdiction of organization or formation, as the case may be, and had at all relevant times and has full right, power and authority to execute, deliver and perform its obligations under such Instrument, (ii) such Instrument has been duly authorized, executed and delivered by each party thereto and (iii) such Instrument was at all times and is a valid, binding and enforceable agreement or obligation, as the case may be, of each party thereto; provided, however, that (x) we make no such assumption in clause (i) or (ii) insofar as such assumption relates to the Company or the Specified Guarantors and (y) we make no assumption in clause (iii) insofar as such assumption relates to the Company or any Guarantor. We have also assumed that no event has occurred or will occur that would cause the release of the New Guarantee by any Guarantor under the terms of the Indenture.

EPL Oil & Gas, Inc.

April 24, 2013

This opinion letter is limited to the General Corporation Law of the State of Delaware and the laws of the States of Texas and New York (excluding the securities laws of such States). We express no opinion as to the laws, rules or regulations of any other jurisdiction, including, without limitation, the federal laws of the United States of America or any state securities or blue sky laws.

We hereby consent to the filing of this opinion letter as an Exhibit to the Registration Statement and to all references to our Firm included in or made a part of the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/s/ Sidley Austin LLP

SIDLEY AUSTIN LLP 1000 LOUISIANA STREET SUITE 6000 HOUSTON, TX 77002 (713) 495 4500 (713) 495 7799 FAX	BEIJING BRUSSELS CHICAGO DALLAS FRANKFURT GENEVA HONG KONG HOUSTON LONDON	LOS ANGELES NEW YORK PALO ALTO SAN FRANCISCO SHANGHAI SINGAPORE SYDNEY TOKYO WASHINGTON, D.C.
FOUNDED 1866

Schedule I

Name of Guarantor	State of Incorporation or Formation
EPL Pipeline, L.L.C.	Delaware
Delaware EPL of Texas, LLC	Delaware
Anglo-Suisse Offshore Pipeline Partners, LLC	Delaware
EPL Pioneer Houston, Inc.	Texas
EPL of Louisiana, L.L.C.	Louisiana

Sidley Austin (TX) LLP is a Delaware limited liability partnership doing business as Sidley Austin LLP and practicing in affiliation with other Sidley Austin partnerships.